Exhibit 99.1

Vidaroo concludes debt negotiations and issues open letter to its Shareholders

Winter Garden, Florida, May 22, 2011 – Vidaroo Corporation (OTCQB: VIDA) (PINKSHEETS: VIDA) (http://vidaroo.com) today has issued an open letter to its shareholders.

To the Shareholders of Vidaroo Corporation:

As we conclude the negotiations with our debt holders, and issue our most recent quarterly report, I am writing to keep you up to date on the Company’s capital structure, operations and plans for future growth.

The last open letter was September 29, 2011. During those almost Eight months a number of important strategies have been executed and the results have a great impact on the company in terms of structure and positioning; more steps accomplished to growth.

Capital Structure

As in most normal fashion operational performance is the big obvious news announced first. However, Capital Structure takes the front seat in this momentous announcement. As previously mentioned in my last letter, “management, shareholders, and creditors have all been concerned and eager to bring positive resolution to our current situation of having defaulted on our debt obligations”. For over a year executive management has been working tirelessly resolving our capital structure, namely Vidaroo’s debt! So without further delay, we are proud to announce, in the most recent transaction, we have converted a substantial portion of our debt into equity of the Company and agreed to acceptable repayment terms on the remaining debt. The result leaves the Company with less than $310,000 of outstanding indebtedness, a very manageable balance for an organization the size of Vidaroo. The conversion of debt into equity was designed in such a way to be fair to our creditors, provide them a pathway to a return of capital and an opportunity to participate in the potential future success of Vidaroo.  By issuing 33,778,172 shares of preferred stock we have provided a substantial ownership percentage to the individual creditors.  The issuance of these shares along with Vidaroo’s ability to call them at $0.10/share gives these individuals the opportunity to convert these financial instruments into cash while protecting Vidaroo from excessive dilution given the volume of shares provided.  While the preferred stock provides a pathway to the return of capital, the warrants to purchase Vidaroo’s common stock at $0.10 gives each individual the opportunity to participate in our future success.  We believe that this structure and level of consideration provides a fair return for our creditors while positioning Vidaroo with a clean balance sheet to raise growth capital.

Operational Performance

Not to be out done; our operational news shows momentum to a now fully prepared operational company. While we have been not able to raise growth capital, as debt has been the “bigger fish to fry”, Vidaroo did not sit idle. The three months ended March 31, 2012 demonstrated strong performance with revenue growing by over $172,000 or 61% compared to the same quarter in the prior year.  However, the real story is in the growth of our online video platform (“OVP”).  Our OVP is delivered under an on demand Software as a Service (SaaS) methodology, which means that our clients pay us a monthly subscription fee.  This model allows Vidaroo to generate revenue that is predictable and sustainable.  Year over year growth in recurring revenue for the three months ended March 31 grew 77% to $117,000 and 104% to $355,000 in the nine months ended March 31, 2102.  While strength in our production business has allowed the Company to continue to generate positive cash flow from operations, it is the growth in our Software licensing business and its potential for scalable critical mass that has us excited.  The strength of our product offering combined with the fundamentals supporting this business model is why management believes in the future value of Vidaroo as a growth-oriented enterprise.

Plans for growth

Over the past several months, Vidaroo has begun to deploy capital to advertise our OVP.  To date we have been very targeted in our marketing efforts and have seen results in the form of on-demand signups.  In order to leverage wider and greater marketing efforts, expand our technical talent, and develop more strategic products, we are looking to raise growth capital.  Now that we have solidified our balance sheet and capital structure, we believe we will be able to access capital on reasonable terms.  We would expect growth capital to allow us to continue our ongoing targeted promotions and expand our marketing efforts with a broader scope.  We believe that leverage in this way can significantly accelerate Vidaroo’s growth both in pre-existing targeted vertical markets and expansion into vertical markets currently untapped by Vidaroo.

Conclusion

With the restructuring of Vidaroo’s debt and the ongoing improvement in the Company’s fundamentals, Vidaroo has positioned itself well.  We intend to utilize our current momentum to raise capital, put those proceeds to work to promote the Company’s OVP and push recurring monthly revenue toward critical mass.  We believe that the acquisition of growth capital will truly provide Vidaroo and its shareholders, the opportunity to leverage the hard work that has been done to date and reap the benefits of creating a world class Online Video Platform.

Mark E. Argenti

Chairman of the Board and Chief Executive Officer

About Vidaroo Corporation

Vidaroo Corporation is a video technology company that provides a cutting edge Online Video Platform, and state of the art Video Production. Vidaroo's Online Video Platform, and Video Production has earned the trust of a growing list of current and former clients including advertising agencies, iconic artists, media companies, organizations, businesses, and national brands such as Microsoft, Coca-Cola Company, Tribune News Company, Toyota, Emmis Communications, Clear Channel, Black Eyed Peas, Justin Timberlake and more. Vidaroo's Online Video Publishing Technology enables firms to easily create, deliver and monetize video and advertising delivery.

To learn more about the Company please visit http://vidaroo.com

Some of the above statements may be 'forward-looking' statements as defined by section 27A(c)(1)(A)(i) of the Securities Act of 1933.

See Vidaroo.com for a full safe harbor disclosure statement.

Contact:

Vidaroo Corporation

Tom Moreland

tom.moreland@vidaroo.com